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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Solomon                  Peter                     J.
--------------------------------------------------------------------------------
   (Last)                  (First)                 (Middle)

   c/o Peter J. Solomon Company, 767 Fifth Avenue, 26th Fl.
--------------------------------------------------------------------------------
                                    (Street)

   New York                           NY                 10153
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   BKF Capital Group, Inc. (BKF)

================================================================================
3. IRS Identification Number of Reporting Person, if any (Voluntary)


================================================================================
4. Statement for Month/Day/Year

   January 27, 2003
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [_]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.        2A.           3.           Disposed of (D)                 Owned Follow-  Form:     7.
                            Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                            tion      Execution     Code         ------------------------------- Transac-       (D) or    Indirect
1.                          Date      Date, if any  Instr. 8)                   (A)              tions(s)       Indirect  Beneficial
Title of Security           (Month/   (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year) Day/Year)     Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, SEE Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

                               Page 1 of 4 Pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   of              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Restricted       1 for 1  1/27/03         A         1,500        (1)                Common  1,500           1,500     D
Stock Units                                                                         Stock
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
Explanation of Responses:
(1) The restricted stock units (RSUs) vest in four parts, with one fourth vesting on each of March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003. The shares of Common Stock underlying the RSUs may not be delivered prior to December 31, 2003 and such delivery may be deferred by the reporting person.




   /s/ Norris Nissim                                     January 29, 2003
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date

       Attorney-in-Fact


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                Page 2 of 4 Pages

                          CONTINUATION SHEET TO FORM 4

--------------------------------------------------------------------------------
Name and Address of Reporting Person:             Peter J. Solomon
                                                  c/o Peter J. Solomon Company
                                                  767 Fifth Avenue, 26th Floor
                                                  New York, NY 10153

Issuer Name and Ticker or Trading Symbol:         BKF Capital Group, Inc. (BKF)

Statement of Month/Day/Year:                      January 27, 2003
--------------------------------------------------------------------------------

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Norris Nissim and Glenn Aigen, signing singly, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of BKF Capital Group, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with
         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 26th day of September, 2002.


/s/ Peter J. Solomon
-----------------------------
Signature

Peter J. Solomon
-----------------------------
Print Name


                                  Page 4 of 4